Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 9 DATED AUGUST 1, 2014
TO THE PROSPECTUS DATED MARCH 31, 2014

This supplement No. 9 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 9 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose the recent share pricing information.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2014, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class M-I (1)
July 1, 2014	$10.32	$10.34	$—
July 2, 2014	$10.32	$10.34	$—
July 3, 2014	$10.32	$10.34	$—
July 7, 2014	$10.33	$10.35	$—
July 8, 2014	$10.33	$10.35	$—
July 9, 2014	$10.33	$10.35	$—
July 10, 2014	$10.33	$10.35	$—
July 11, 2014	$10.32	$10.35	$—
July 14, 2014	$10.32	$10.35	$—
July 15, 2014	$10.32	$10.35	$—
July 16, 2014	$10.32	$10.35	$—
July 17, 2014	$10.32	$10.35	$—
July 18, 2014	$10.32	$10.35	$—
July 21, 2014	$10.33	$10.35	$—
July 22, 2014	$10.33	$10.35	$—
July 23, 2014	$10.33	$10.36	$—
July 24, 2014	$10.33	$10.36	$10.36
July 25, 2014	$10.33	$10.36	$10.36
July 28, 2014	$10.33	$10.36	$10.37
July 29, 2014	$10.44	$10.47	$10.47
July 30, 2014	$10.44	$10.47	$10.47
July 31, 2014	$10.44	$10.47	$10.47

(1) Shares of Class A-I, Class M-I and Class D common stock are currently being offered pursuant to a private placement offering. The first sale of Class M-I shares took place July 24, 2014. No shares of Class A-I or Class D are issued and outstanding. The purchase price for the initial sale of either of these classes will be equal to the NAV per share for our Class M shares of common stock, as is determined on the day the initial subscriptions are processed and accepted, plus applicable selling commissions.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.